SCHEDULE A

JAMES ALPHA FUNDS TRUST
FUNDS AND CLASSES THEREOF

FUND	CLASSES OF EACH FUND
James Alpha Macro Fund	Class I / Class R6
James Alpha Global Real Estate Investments Fund	Class A / Class C / Class I / Class R6
James Alpha Multi Strategy Alternative Income Fund	Class A / Class C / Class I / Class R6
James Alpha Managed Risk Domestic Equity Fund	Class A / Class C / Class I / Class R6
James Alpha Managed Risk Emerging Markets Equity Fund	Class A / Class C / Class I / Class R6
James Alpha Hedged High Income Fund	Class A / Class C / Class I / Class R6
James Alpha Total Hedge Portfolio	Class I / Class R6
James Alpha EHS Fund	Class I / Class R6
James Alpha Event Driven Fund	Class I / Class R6
James Alpha Family Office Fund	Class I / Class R6
James Alpha Relative Value Fund	Class I / Class R6
James Alpha Structured Credit Value Fund	Class A / Class C / Class I / Class R6